AGREEMENT FOR THE PURCHASE
AND SALE OF REAL PROPERTY

This Agreement for the Purchase and Sale of Real Property (the “Agreement”) is made and entered into as of the 27th day of April, 2010 by and between CNL RETIREMENT DAS POCATELLO ID, LP, a Delaware limited partnership (“Seller”), GRUBB & ELLIS EQUITY ADVISORS, LLC, a Delaware limited liability company, or its permitted assign (“Purchaser”). In consideration of Ten and No/100 Dollars ($10.00), the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties to this Agreement, the parties agree to the following terms and conditions:

1. PURCHASE AND SALE. Subject to the terms of this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the following property (the “Property”):

1.1 Land. The ground leasehold interest of Seller in and to that certain land more particularly described on Exhibit “1.1”, attached hereto and incorporated herein by reference, together with other easements, appurtenances, and hereditaments thereto (collectively, the “Land”), created pursuant to that certain Ground Lease, dated as of November 1, 2006, between Slate Mountain, LLC (the “Original Ground Lessor”), and Seller, as amended by a First Amendment to Ground Lease, dated as of May 29, 2008, between the Original Ground Lessor and Seller, and a Second Amendment to Ground Lease and Memorandum of Second Amendment to Ground Lease, dated August 25, 2009, between Pocatello Hospital, LLC (the “Ground Lessor”), as successor to Pocatello Health Services, LLC as successor to the Original Ground Lessor, and Seller (such ground lease, as so amended, being referred to herein as the “Ground Lease”) ;

1.2 Improvements. All buildings, structures, fixtures and other improvements located at 777 Hospital Way, Pocatello, Idaho, and containing approximately Seventy-Six Thousand Four Hundred Fifteen (76,415) rentable square feet situated on the Land (collectively, the “Improvements”). The Land and the Improvements are collectively referred to herein as the “Real Property”;

1.3 Personalty. All that certain equipment, machinery, fixtures, furnishings and other items of personal property owned by Seller, located on or used in connection with the Real Property, as more particularly described on Exhibit “1.3” attached hereto and incorporated herein by reference (collectively the “Personalty”);

1.4 Leases. All of Seller’s right, title and interest under, in and to those certain leases, including any amendments and modifications thereto, described on Exhibit “1.4” attached hereto and incorporated herein by reference, and new leases entered into after the Effective Date in accordance with the terms of this Agreement (each a “Lease”, and collectively, the “Leases”);

1.5 Contracts. All of Seller’s right, title and interest under, in and to those certain service contracts, construction contracts, tenant improvement contracts and agreements, including any amendments and modifications thereto, listed on Exhibit “1.5” attached hereto and incorporated herein by reference, and all such contracts and agreements entered into after the Effective Date in accordance with the terms of this Agreement which expressly survive Closing (each a “Contract”, and collectively, the Contracts”); and

1.6 Intangible Property. All of Seller’s right, title and interest in and to the following property (collectively, the “Intangible Property”): (a) all tenant deposits, licenses and permits relating to the ownership, operation and development of the Property; (b) all rights to utilize and retain the name of the building making up the Improvements and all trademarks and tradenames used in connection with the Improvements; (c) all assignable guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the acquisition, construction or operation of any of the Property; (d) the right to use the Property’s telephone numbers, post office boxes, web sites, domain names and internet addresses; (e) all surveys, plans and specifications, operating manuals, software and any other items used in the operation of the Property; (f) all brochures and other marketing materials used for the Property; and (g) all other books and records pertaining to the Property.

2. EFFECTIVE DATE. The date of this Agreement, for purposes of performance, shall be the date that this Agreement is fully executed by the parties (the “Effective Date”). Within three (3) business days after an exchange of faxed or electronically transmitted signature pages, each party shall deliver to the Escrow Agent four (4) original counterpart copies of this Agreement each signed by the transmitting party; provided, however, the failure of any party to deliver original counterparts of this Agreement shall not affect the validity and enforceability of this Agreement.

3. PURCHASE PRICE. The purchase price for the Property is Sixteen Million and No/100 Dollars ($16,000,000.00) (the “Purchase Price”). The Purchase Price is payable as follows:

3.1 Within three (3) business days after the execution of this Agreement by both Purchaser and Seller, Purchaser shall deposit with Commonwealth Land Title Insurance Company, 2400 Maitland Center Parkway, Suite 210, Maitland, Florida 32751, Attention: Juanita M. Schuster (“Escrow Agent”) the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Deposit”), said Deposit to be made by wire transfer to the Escrow Agent. The Deposit shall be deposited upon receipt by Escrow Agent in an interest bearing escrow account, under Purchaser’s Tax Identification Number, to be opened by Escrow Agent, and the Deposit, and all interest earned thereon, will be applied to the Purchase Price at closing or disbursed, with interest, to the party entitled to the Deposit as provided in this Agreement.

3.2 The balance of the Purchase Price, subject to the prorations set forth herein, shall be paid by Purchaser by certified check or other immediately available funds at Closing.

3.3 In addition to the Purchase Price set forth above and in further consideration of the mutual covenants and promises set forth in this Agreement, Purchaser shall pay to Seller the Earn-Out Payment, if earned, as further described in Section 10.5 hereof.

4. SURVEY. Within three (3) days after the Effective Date, Seller shall provide to Purchaser a copy of a survey of the Real Property updated November 23, 2009 and prepared by A&E Engineering, Inc. (the “Existing Survey”). Purchaser may, at its sole cost and expense, cause to be prepared an update of the Existing Survey (the “Updated Survey”).

5. TITLE COMMITMENT. Within ten (10) days after the Effective Date, Seller, at Seller’s sole cost and expense, shall cause Commonwealth Land Title Insurance Company (the “Title Company”) to issue to Purchaser a title insurance commitment for an ALTA 2006 extended coverage owner’s policy of title insurance (the “Title Commitment”) covering the Property, which Title Commitment will be accompanied by copies of all documents referred to in the Title Commitment. The Title Commitment shall set forth the state of title to the Property together with copies of all exceptions or conditions to such title, including, but not limited to, all easements, restrictions, rights-of-way, covenants, reservations and all other liens and encumbrances affecting the Property which would appear in an owner’s policy of title insurance if issued.

6. REVIEW OF TITLE COMMITMENT. Purchaser shall have until the later of (i) fifteen (15) days after receipt of both the Existing Survey and the Title Commitment, together with copies of all documents referred to in the Title Commitment; and (ii) fifteen (15) days after the Effective Date, but in no event later than the date which is five (5) days prior to the end of the Feasibility Period, to review the Existing Survey and the Title Commitment and to deliver in writing to Seller such commercially reasonable objections as Purchaser may have to anything contained or set forth in the Title Commitment or the Existing Survey. If no written objections are delivered by Purchaser to Seller within said period, the Title Commitment shall be deemed to be approved by Purchaser; except that Seller shall be obligated, at its sole cost and expense, to satisfy at or prior to Closing all monetary encumbrances affecting the Property evidenced by deeds of trust, tax liens, judgments, mechanics’ liens, or other liens or charges in a fixed sum which were caused, created or consented to by Seller (collectively, “Monetary Liens”), and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing. Notwithstanding the foregoing, Purchaser shall in no event be deemed to have approved any deeds of trust, tax liens, judgments, mechanics’ liens, or other liens or charges which were not caused, created or consented to by Seller, and Purchaser retains the right to object to any of the foregoing. Purchaser shall have five (5) business days after receipt of an Updated Survey but no later than five (5) days prior to the end of the Feasibility Period to review the Updated Survey and to deliver in writing to Seller such commercially reasonable objections as Purchaser may have to anything contained or set forth on the Updated Survey and not disclosed in the Existing Survey. If no written objections are delivered by Purchaser to Seller within said period, the matters shown on the Updated Survey shall be deemed to be approved by Purchaser. The following shall constitute “Permitted Exceptions” and may appear as exceptions in the owner’s policy of title insurance and in the Quitclaim Deed delivered by Seller at Closing: (i) except for any Monetary Liens, any items appearing on the Title Commitment, Existing Survey, and Updated Survey (if any) to which Purchaser does not object in its written notices to Seller within the foregoing periods; (ii) current, non-delinquent real estate taxes and assessments, both general and special, which are a lien, but not yet due and payable; and (iii) rights of tenants in possession under Leases. Any items appearing of record after the date of the Title Commitment shall, except for Monetary Liens and new or updated items in (ii) or (iii) above in the preceding sentence (but only to the extent that such new Leases have been approved by Purchaser pursuant to Section 10.3 below), constitute objectionable title matters, unless expressly consented to in writing by Purchaser. Seller shall, at Seller’s sole cost and expense, prior to the Closing Date, satisfy any objections with respect to which Purchaser delivered written notice in accordance with the foregoing, and provide to Purchaser such endorsements to the Title Commitment as are necessary to delete any and all commercially reasonable matters objected to by Purchaser. If Seller fails to cure such objections, Purchaser may elect as its sole remedy to: (a) terminate this Agreement with the Deposit plus interest being returned to Purchaser; or (b) accept such title as Seller can deliver, with no reduction in the Purchase Price other than with respect to Monetary Liens.

7. SELLER’S REPRESENTATIONS AND WARRANTIES. Seller warrants and represents to Purchaser the following:

7.1 Seller has good, marketable and indefeasible leasehold interest in the Property, free and clear of all liens, encumbrances, conditions, exceptions or reservations, except those specifically approved (or deemed approved) by Purchaser pursuant to this Agreement;

7.2 There are no lawsuits or proceedings, including condemnation, environmental, zoning or land use proceedings, pending or, to Seller’s actual knowledge, threatened against or involving Seller or the Property; and Seller has not received any notices of any violations of any environmental, zoning, building code, land use or other law or regulation with respect to the Property.

7.3 That there is available legal ingress and egress to the Property from a publicly dedicated right-of-way or from an easement or similar right benefitting the Property;

7.4 That Seller is validly existing and in good standing under the laws of Delaware, and all documents, including this Agreement, executed or to be executed by Seller which are to be delivered to Purchaser prior to or at Closing have been or will be duly authorized, executed, and delivered by Seller, and are or will be legal, valid, and binding obligations of Seller sufficient to convey title (if they purport to do so), and do not or will not violate any provisions of any agreement to which the Seller is a party or to which it is subject; and that Seller has full right, power and authority, without the necessity, consent or approval of any other person or entity, to enter into this Agreement and to transfer the Property to Purchaser pursuant to the terms of this Agreement;

7.5 That, on the Closing Date, there will be no outstanding contracts made or authorized by Seller for the Property for work or services with respect to the Property, including professionals such as architects, surveyors, engineers and planners, which have not been fully paid for; and Seller shall cause to be discharged all mechanics or materialmen’s liens arising from any labor or materials furnished to the Property prior to the Closing Date (other than resulting from any investigation or work undertaken by or on behalf of Purchaser);

7.6 That, to Seller’s actual knowledge, there are no existing or pending special assessments, fees, or other obligations affecting the Property or any appurtenant property, including without limitation, impact fees, solid waste fees, reservation fees, aid-in-construction fees, utility connection fees, sewer or water assessments, fees for roadway and traffic improvements, or other developmental obligations which may be assessed by any governmental or quasi-governmental authority, water or sewer authority, solid waste authority, drainage district, street lighting district, or any other special taxing district, nor does Seller have any actual knowledge of any pending or proposed assessment for public improvements which might result in such being contemplated. Seller shall be liable for any assessments affecting the Property that are certified, confirmed, or ratified prior to the Closing Date and that are not eligible to be passed through to the Property tenants pursuant to the terms of such tenants’ leases;

7.7 That except as otherwise set forth in this Agreement, Seller has entered into no other contracts for the sale or lease of, nor given any option to purchase or lease, all or any portion of the Property (or, if such option to purchase or lease has been granted, Seller has satisfied the conditions with respect thereto so that Closing may occur); nor, except as set forth in Section 10.4, has Seller entered into any contracts, leases or use agreements with respect to any portion of the Property which will survive the Closing and shall not do any of the foregoing prior to Closing without the express written consent of Purchaser in every instance.

7.8 That Seller is not a “foreign person”, as defined in the Foreign Investment Real Property Tax Act (“FIRPTA”). At Closing, Seller shall execute and deliver to Purchaser a “Non-Foreign Certificate”, in customary form, which shall state, among other items, the taxpayer identification numbers of Seller and that Seller is not a “foreign person”, as defined by FIRPTA. Seller acknowledges that, in the event Seller fails to deliver the Non-Foreign Certificate, Purchaser shall be authorized to withhold from the closing proceeds an amount equal to ten percent (10%) of the gross amount of the Purchase Price and to remit the same to the Internal Revenue Service, as required by FIRPTA;

7.9 That, to Seller’s actual knowledge, the Property has not during Seller’s period of ownership, and is not presently being used, and shall not be used prior to Closing, for the handling, storage, transportation, or disposal of hazardous or toxic materials or waste, as the same are defined by applicable local, state or federal environmental laws and regulations; provided that this representation and warranty shall not apply to the handling upon the Property in the past of medical wastes. Furthermore, to Seller’s actual knowledge, any such medical wastes under Seller’s possession or control have been properly handled and disposed of in accordance with all applicable laws, rules and regulations; and

7.10 Seller represents that attached hereto as Exhibit “1.4” is a list of all leases affecting the Property, including all amendments and modifications to any leases affecting the Property; and Seller has delivered true, correct and complete copies of such leases to Purchaser. Each of the Leases is in full force and effect, and no tenant has defaulted under its Lease. Seller is “landlord” or “lessor” under the Leases and is entitled to assign to Purchaser, without the consent of any party, the Leases. To Seller’s actual knowledge, there are no defaults or no facts which, with the passage of time or the giving of notice, would result in defaults thereunder. Seller further represents that: (i) no tenant has asserted any claim of offset or other defense in respect of its or Seller’s obligations under its respective Lease; (ii) except with respect to Leasing Costs arising under the Master Lease which have not been triggered as of the Effective Date (“Master Lease Future Leasing Costs”), there are no pending or incomplete tenant improvements and no unsatisfied Leasing Costs, with respect to the Master Lease or any Lease, except as listed on Exhibit 7.10, and all such Leasing Costs shall be fully completed and paid in full prior to Closing, or, if not completed or paid in full as of Closing, the then balance of such outstanding Leasing Costs shall be paid or credited to Purchaser at Closing; (iii) to Seller’s actual knowledge, no tenant has (A) filed for bankruptcy or taken any similar debtor-protection measure, (B) discontinued operations at the Property, or (C) given notice of its intention to do any of the foregoing (items (i) through (iii) above are hereinafter referred to as the “Tenant Estoppel Matters”). In addition, Seller represents that no rents have been prepaid more than one (1) month in advance thereunder. Seller will not modify, terminate or accept any prepayments under the Leases unless Purchaser consents thereto in advance in writing in each instance. Additionally, Seller will not enter into any new Leases prior to Closing without the prior written consent of Purchaser in each instance, as provided for in Section 10.3.

7.11 Seller has delivered to Purchaser a complete copy of the Ground Lease and all amendments thereto. Seller is “tenant” or “lessee” under the Ground Lease and is entitled to assign to Purchaser the Ground Lease. Seller has not asserted any claim of offset or other defense in respect of its obligations under the Ground Lease. To Seller’s actual knowledge, (A) Ground Lessor is not in default under the Ground Lease and (B) there exists no condition or circumstance or written notice of any condition or circumstance which, with the giving of notice or passage of time, would constitute a default under the Ground Lease by Ground Lessor. Seller further represents that to Seller’s actual knowledge: (i) the Ground Lease is in full force and effect; (ii) Seller is not in default under the Ground Lease and there exists no condition or circumstance or written notice of any condition or circumstance which, with the giving of notice or passage of time, would constitute a default under the Ground Lease by Seller; (iii) Ground Lessor has not asserted any claim of offset or other defense in respect of its obligations under the Ground Lease; and (iv) neither the fee simple interest in the Land nor Ground Lessor’s interest in the Ground Lease is subject to any deed of trust, mortgage or collateral assignment (items (i) through (iv) above are hereinafter referred to as the “Ground Lease Estoppel Matters”).

7.12 Seller has delivered or made available to Purchaser a complete copy of the Master Lease Agreement between Seller and Pocatello Hospital, LLC (“Master Lessee”), dated November 1, 2006, including all amendments thereto (the “Master Lease”). The Master Lease is in full force and effect. Seller is “landlord” or “lessor” under the Master Lease and is entitled to assign to Purchaser the Master Lease. To Seller’s actual knowledge, (i) Master Lessee is not in default under the Master Lease and (ii) there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default by Master Lessee under the Master Lease. Seller has not asserted any claim of offset or other defense in respect of its obligations under the Master Lease. Seller further represents that to Seller’s actual knowledge: (i) Seller is not in default under the Master Lease and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default by Seller under the Master Lease; and (ii) Master Lessee has not asserted any claim of offset or other defense in respect of its obligations under the Master Lease (items (i) and (ii) above are hereinafter referred to as the “Master Lease Estoppel Matters”).

7.13 Seller has delivered or made available to Purchaser true and complete copies of all contracts to which Seller is a party and which affect the Property. Seller has not, within the last year, received any written notice of any default under any Property service contract or other such contract or agreement that has not been cured or waived.

7.14 Seller has not received any written notice from, and, to Seller’s actual knowledge, is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property.

7.15 Seller has not received any written notice from, and, to Seller’s actual knowledge, is otherwise aware of no grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

7.16 Seller has no actual knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Purchaser in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to Closing or (ii) if any information, document, agreement or other material delivered to Purchaser is amended, superseded, modified or supplemented. As used herein, “to Seller’s knowledge” shall be deemed to mean the actual knowledge of Claire Poirier, property manager. Seller represents and warrants to Purchaser that Claire Poirier is the person most familiar with the Property and most knowledgable with respect to the matters contained in the representations and warranties set forth herein.

Purchaser represents that it is a limited liability company validly existing and in good standing under the laws of the State of Delaware, and all documents, including this Agreement, executed or to be executed by Purchaser, which are to be delivered to Seller prior to or at Closing, have been or will be duly authorized, executed and delivered by Purchaser and are or will be legal, valid and binding obligations of Purchaser, and will not violate any provisions of any agreement to which Purchaser is a party or to which it is subject; and that Purchaser has full right, power and authority, without the necessity, consent or approval of any other person or entity, to enter into this Agreement and perform its obligations hereunder.

It is a condition precedent of Purchaser’s and Seller’s obligations to close hereunder that all of the representations and warranties of the other party contained in this Agreement shall continue to be true in all material respects as of the Closing Date and said representations and warranties shall be deemed to be restated and affirmed as of the Closing Date, as if first made on the Closing Date, without the necessity of the execution of any document with regard thereto. All of the representations and warranties contained in this Agreement and each party’s liability therefor shall survive the Closing for a period of twelve (12) months. Notwithstanding the foregoing, Purchaser agrees that Seller’s representations and warranties with respect to the Tenant Estoppel Matters, Ground Lease Estoppel Matters, and Master Lease Estoppel Matters shall not survive Closing. In the event that any representations or warranties should prove to be untrue prior to Closing, the party to whom the representations and warranties were given shall notify the party who gave the representations and warranties of any such misrepresentations or breach of warranty and such party shall have five (5) business days thereafter to cure such misrepresentation or breach of warranty. In the event any such misrepresentation or breach of warranty is not cured prior to the Closing Date, the aggrieved party may terminate this Agreement by giving written notice thereof to the other party and receive the Deposit plus interest or may pursue an action for damages if such misrepresentation or breach of warranty is discovered following the Closing.

8. PURCHASER’S INVESTIGATION. Seller and Purchaser agree that Purchaser will proceed with an evaluation of the Property and an evaluation of the economic feasibility of proceeding with Purchaser’s acquisition of the Property. From and after the Effective Date and at all times during the term of this Agreement, Purchaser and its agents and representatives shall be entitled to enter upon the Property (including entry into all Improvements) for inspection, soil tests, examination, land use planning, and such other matters and investigations as Purchaser deems necessary and appropriate in Purchaser’s sole judgment, all at Purchaser’s sole cost and expense. Such right of entry shall not unreasonably interfere with Seller’s business or the business of any tenants on the Property, and Purchaser will coordinate its activities with a designated representative of Seller. Upon reasonable prior notice to Seller, Purchaser may contact any tenants of the Property; provided that Seller shall have the right to be present during any tenant interviews. Purchaser hereby covenants and agrees to indemnify and hold Seller harmless from any and all loss, liability, costs, claims, demands, damages, actions, causes of action, and suits (including without limitation, litigation costs and reasonable attorneys’ fees whether incurred at or prior to trial or on appeal) arising out of or in any manner related to the exercise by Purchaser of Purchaser’s right of entry under this Section 8. Purchaser’s obligation to indemnify and hold Seller harmless shall survive Closing or any termination of this Agreement for a period of one (1) year from Closing or termination.

Notwithstanding any other provision of this Agreement, Purchaser shall have a period of thirty (30) days from the Effective Date of this Agreement in which to review and examine the Property (the “Feasibility Period”). Seller shall deliver the materials described in Exhibit “8” attached hereto to Purchaser no later than three (3) days from the Effective Date of this Agreement. At any time prior to the expiration of the Feasibility Period, Purchaser may terminate this Agreement if, in its sole discretion, Purchaser determines that the Property is not acceptable to Purchaser. Purchaser may terminate this Agreement by delivering written notice thereof to Seller within the time period provided, whereupon the Deposit plus interest shall be refunded in full to Purchaser and neither party shall have any further obligation or liability to the other under this Agreement except for those provisions which specifically survive the termination of this Agreement. If this Agreement is terminated, Purchaser agrees, upon payment by Seller to Purchaser (at Seller’s sole election) of the actual cost of such items, to provide Seller with copies of any and all surveys, environmental audits and soil reports obtained by Purchaser during its due diligence review of the Property, but specifically excluding Purchaser’s work product and/or analyses.

9. INTENTIONALLY OMITTED.

10. EXISTING LEASES; EASEMENT AGREEMENTS AND CONTRACTS.

10.1 Leases. Attached hereto as Exhibit “1.4” is a rent roll for the Property (the “Rent Roll”) which sets forth for each tenant (each a “Tenant”, and collectively, the “Tenants”) of the Property, the rents payable by such Tenant, the Lease term, the security deposit as required by the subject Lease, if any, prepaid rent and any rent arrearages. Within three (3) days following the Effective Date, to the extent that Seller has not previously done so, Seller shall deliver to Purchaser true, correct and complete copies of all of the Leases. Seller shall provide Purchaser monthly, during the term of this Agreement, with an updated Rent Roll and to the extent of its normal operating procedures, monthly financial statements for the Property, all by the tenth (10th) day of the following month.

10.2 Tenant Estoppels and SNDA’s. Seller shall deliver to Purchaser, promptly upon receipt thereof by Seller but at least fifteen (15) days prior to Closing, an estoppel certificate for each of the Tenants substantially in the form attached hereto as Exhibit ”10.2”. No later than three (3) business days prior to the date on which Seller intends to distribute the estoppel certificates to the Tenants for their completion, Seller shall deliver the draft estoppel certificates to Purchaser for Purchaser’s review and approval, which approval shall not be unreasonably withheld.

10.3 New Leases and Contracts. After the Effective Date of this Agreement, and except as otherwise specifically set forth in this Agreement, Seller shall not execute any new Leases or Contracts without the express prior written approval of Purchaser in each instance. Such consent shall not be unreasonably withheld, conditioned or delayed during the Feasibility Period, but may be withheld in Purchaser’s sole discretion after the Feasibility Period and prior to Closing. Seller shall give Purchaser prompt written notice and provide copies of each such modification, amendment or new Lease, contract or agreement, and all such new modifications, amendments, leases, contracts or agreements shall become “Leases” or “Contracts” subject to this Section 10.3. Seller shall defend and indemnify Purchaser from and against any and all suits, claims, losses and expenses arising prior to Closing under any Lease or Contract and incurred by Purchaser. Purchaser shall be required to assume Seller’s obligations arising on and after the Closing Date under all Leases subject to the provisions of Section 16.6, below.

10.4 Contracts. Except as to the Contracts specifically listed on Exhibit “1.5” and any Contracts entered into after the Effective Date which Purchaser has agreed to assume at the Closing, Seller, at Seller’s sole cost and expense, shall terminate all property management agreements, leasing agreements, service contracts or other contracts or agreements with respect to the Property as of the Closing and Purchaser shall not be obligated to assume any obligations thereunder; provided, however, that Purchaser (or its property manager) and Seller shall enter into agreements for the Property pursuant to which (a) Purchaser’s property manager, Grubb & Ellis Equity Advisors, Property Management, Inc. (“GEEA PM”), shall retain Seller (or Seller’s designated affiliate) as its exclusive managing agent for the Property (the “New Sub-Management Agreement”); (b) GEEA PM, as agent for Purchaser, shall retain Seller (or Seller’s designated affiliate) as its facilities manager for the Property (the “New Facilities Management Agreement”); and (c) GEEA PM, as agent for Purchaser, shall retain Seller (or Seller’s designated affiliate) as its exclusive agent for the purpose of leasing space in the Improvements (“New Leasing Agreement”). Purchaser and Seller (or Seller’s designated affiliate) shall, during the Feasibility Period, negotiate in good faith and enter into the New Sub-Management Agreement, New Facilities Management Agreement, and New Leasing Agreement upon the following material terms and upon such other terms as are reasonable and customary and which are mutually acceptable to both Purchaser and Seller:

(i)	With respect to the New Sub-Management Agreement, Seller’s designated affiliate shall manage the Property for a term of not less than four (4) years from the Closing Date for a fee equal to two and one-half percent (2.5%) of all monthly gross receipts from the operation of the Property;

(ii)	With respect to the New Facilities Management Agreement, Seller’s designated affiliate shall serve as facilities manager for the Property for a term of not less than four (4) years from the Closing Date for a fee equal to one percent (1.0%) of all monthly gross receipts from the operation of the Property;

(iii)	Both the New Sub-Management Agreement and the New Facilities Management Agreement will permit the pass-through of property manager and facilities manager payroll costs which have been budgeted and approved by Purchaser or GEEA PM as agent for Purchaser; and

(iv)	With respect to the New Leasing Agreement, Seller’s designated affiliate shall be appointed as the exclusive leasing agent with respect to the Property for a term of not less than four (4) years from the Closing Date for leases covering space at the Property executed during the term of the New Leasing Agreement and for expansions, extensions, lease renewals, lease terminations, and all other options contained in and pursuant to leases which have been executed covering space at the Property during and prior to the term of the New Leasing Agreement at the following commission rates: (A) with respect to new leases for space at the Property, six percent (6%) of the gross rent payable by the tenant under the new lease, and (B) with respect to lease expansions, extensions, renewals and similar transactions, four percent (4%) of the gross rent payable by tenants pursuant to such lease expansions, extensions, renewals and similar transactions.

Notwithstanding anything in this Section 10.4 or anything else in this Agreement to the contrary, neither (x) that certain Exclusive Management Agreement dated December 18, 2006 between Seller and The DASCO Companies, LLC, nor (y) that certain Leasing Agreement dated December 18, 2006 by and between Seller and The DASCO Companies, LLC (collectively, the “Existing DASCO Agreements”) shall be terminated as set forth above unless and until the New Sub-Management Agreement, New Facilities Management Agreement, and New Leasing Agreement shall have each been executed and delivered by the parties thereto to one another and Closing shall have occurred.

10.5 Earn-Out Payment. For the period commencing on the Closing Date and terminating twenty-four (24) months thereafter, Purchaser shall pay to Seller an annual amount equal to the quotient of (a) the annual increase in the Property NOI (as defined below) above the Base Property NOI (as defined below), divided by (b) .0825 (such annual amount referred to herein as an “Earn-Out Payment”), which increase is the result of new leases or subleases or expansions of existing leases at the Property for which Seller or Seller’s designated affiliate is entitled to receive a commission under the New Leasing Agreement; provided that with respect to subleases, the amount of the Earn-Out Payment shall be calculated only on the difference between the Base Rent under the Master Lease prior to the sublease, and the Base Rent under the Master Lease after the sublease becomes effective. Each Earn-Out Payment shall be reduced by commissions paid by Purchaser pursuant to the New Leasing Agreement as set forth above and monies spent by Purchaser for tenant improvements to space in the Property pursuant to new leases, subleases or expansions of existing leases, all for the year during which an Earn-Out Payment is due. For purposes of this Section 10.5, “Property NOI” shall be defined as all rents and other revenues received in the ordinary course from the Property, but excluding any income or revenues related to the exercise of any early termination or contraction options, pre-paid rents and revenues and security deposits, except to the extent applied in satisfaction of tenants’ obligations for rent, and “Base Property NOI” shall be the Property NOI as mutually determined and agreed upon by Seller and Purchaser in writing as of the Closing Date. The terms of this Section 10.5 shall survive Closing.

10.6 Ground Lease Estoppel and Amendment. Seller shall deliver to Purchaser, promptly upon receipt thereof by Seller but at least ten (10) days prior to Closing, an estoppel certificate from the Ground Lessor under the Ground Lease and the servient tenements under each of that certain Declaration of Easement Agreement recorded in the Official Record Book of Bannock County, Idaho as Instrument No. 20628767, as amended by that certain Amendment to Declaration of Easement Agreement recorded in the Official Record Book of Bannock County, Idaho as Instrument No. 20919441 and that certain Declaration of Grants of Reciprocal Easements recorded in the Official Record Book of Bannock County, Idaho as Instrument No. 20628769, as amended by that certain Amendment to Declaration of Grants of Reciprocal Easements recorded in the Official Record Book of Bannock County, Idaho as Instrument No. 20919442 (such easements, collectively, the “Easements”), dated no earlier than thirty (30) days prior to Closing, in the form attached hereto as Exhibit “10.6” pertaining to the Ground Lease, the Easements and other matters of record as set forth therein (“Ground Lease Estoppel”). Such Ground Lease Estoppel shall be consistent with the Easements and the Ground Lease, shall not reveal any defaults, and shall be otherwise reasonably acceptable to Purchaser. Seller shall also deliver to Purchaser, promptly upon receipt thereof by Seller but at least ten (10) days prior to Closing, an amendment to Article 10 of the Ground Lease to (i) delete the provision stating that the lessee under the Ground Lease is not relieved from liability in the event of an assignment or transfer of the Ground Lease; (ii) modify Section 10.3 to accommodate the equity purchase option described in Section 19 below; and (iii) delete the references to Seller and its affiliates and principals in the eighth and twelfth sentences of the first paragraph of Section 10.3 of the Ground Lease, and to include transfer language to be provided by Purchaser during the Feasibility Period (the “Ground Lease Amendment”). The form and content of the Ground Lease Amendment shall be subject to the approval of Purchaser in its sole discretion.

10.7 Master Lease Estoppel. Seller shall deliver to Purchaser, promptly upon receipt thereof by Seller but at least ten (10) days prior to Closing, an estoppel certificate from the Master Lessee under the Master Lease, dated no earlier than thirty (30) days prior to Closing, in the form attached hereto as Exhibit “10.7” pertaining to the Master Lease (“Master Lease Estoppel”). Such Master Lease Estoppel shall be consistent with the Master Lease, shall not reveal any defaults, and shall be otherwise reasonably acceptable to Purchaser.

11. CONDITIONS PRECEDENT.

11.1 The obligation of Purchaser under this Agreement to purchase the Property is subject to the fulfillment of the following unless waived in writing by Purchaser:

(i)	delivery by Seller of an Assignment of Ground Lease and the Quitclaim Deed, duly executed and acknowledged, conveying Seller’s interest in the Real Property and Improvements to Purchaser free and clear of any condominium regime, liens or encumbrances (except for the Permitted Exceptions) and otherwise in a form and substance reasonably acceptable to Purchaser;

(ii)	delivery by Seller of a Bill of Sale with general warranty of title, duly executed and acknowledged, conveying title to the Personalty free and clear of any liens or encumbrances, in the form attached hereto and incorporated herein by reference as Exhibit “11.1(ii)” and substance reasonably acceptable to Purchaser;

(iii)	delivery by Seller of a duly executed Assignment and Assumption of Leases Agreement relating to the Exhibit “1.4” Leases and any other Leases entered into prior to Closing in accordance with this Agreement, in the form attached hereto and incorporated herein by reference as Exhibit “11.1(iii)” (the “Assignment and Assumption of Leases Agreement”);

(iv)	delivery by Seller of a duly executed Assignment and Assumption of Contracts Agreement relating to the Exhibit “1.5” Contracts which Purchaser has agreed to assume, in the form attached hereto and incorporated herein by reference as Exhibit “11.1(iv)” (the “Assignment and Assumption of Contracts Agreement”);

(v)	delivery by Seller of a duly executed Assignment and Assumption of Intangibles Agreement relating to the Intangible Property described in Section 1.6 of this Agreement, in the form attached hereto and incorporated herein by reference as Exhibit “11.1(v)” (the “Assignment and Assumption of Intangibles Agreement”);

(vi)	delivery by Seller of a duly executed Assignment and Assumption of Interest, if required pursuant to Section 19 hereof, in the form attached hereto and incorporated herein by reference as Exhibit “19.5”;

(vii)	at least ten (10) days prior to the Closing Date, Seller shall have delivered to Purchaser the Ground Lease Estoppel required by Section 10.6, dated no earlier than thirty (30) days prior to Closing, in the form attached hereto as Exhibit “10.6”, together with the fully executed Ground Lease Amendment;

(viii)	at least ten (10) days prior to the Closing Date, Seller shall have delivered to Purchaser the Master Lease Estoppel required by Section 10.7, dated no earlier than thirty (30) days prior to Closing, in the form attached hereto as Exhibit “10.7”;

(ix)	in the event that Seller exercises the Equity Purchase Option pursuant to Section 19 below, Seller shall have delivered to Purchaser a fully executed counterpart of the LLC Agreement (as defined in Section 19 below);

(x)	Purchaser shall have approved the status of title to the Property pursuant to this Agreement, and Title Company shall have committed to issue the ALTA 2006 extended coverage Owner’s Title Insurance Policy including deletion of all standard exceptions and an ALTA 13-06 endorsement or its equivalent, and subject only to the Permitted Exceptions;

(xi)	the representations and warranties of Seller shall be true and correct as of the Closing Date;

(xii)	Purchaser shall have approved the Property based upon its inspection and investigation pursuant to Section 8 hereof, provided that Purchaser’s right of termination set forth in Section 8 will be waived unless it is exercised within the Feasibility Period set forth above;

(xiii)	at least fifteen (15) days prior to the Closing Date, Seller shall have delivered to Purchaser the tenant estoppel certificates required by Section 10.2, which estoppels shall be consistent with their respective Leases, shall not reveal any default by Seller, any right to offset rent by the tenant, or any claim of the same, and be dated no earlier than thirty (30) days prior to Closing and shall be otherwise reasonably acceptable to Purchaser;

(xiv)	delivery by Seller of a settlement statement reasonably satisfactory to Purchaser setting forth all prorations required herein;

(xv)	delivery by Seller of its counterpart of the parties’ written acknowledgement of the calculation of Base Property NOI as required in Section 10.5;

(xvi) (xvii) (xviii)	delivery by Seller of the duly executed New Sub-Management Agreement;
delivery by Seller of the duly executed New Facilities Management Agreement;
delivery by Seller of the duly executed New Leasing Agreement;

(xix)	delivery by Seller and the Title Company of the duly executed Seller Escrow Agreement (as defined in Section 35 below);

(xx)	execution and delivery by Seller of such documents and instruments as are reasonably required by counsel for Purchaser and the Title Company to consummate the Closing; and

(xxi)	on the Closing Date, there shall have been no material adverse change in the condition or use of the Property.

(xxii)	Seller’s cancellation of the Existing DASCO Agreements.

11.2 The obligation of Seller under this Agreement to sell the Property is subject to the fulfillment or waiver by Seller of the following:

(i) delivery by Purchaser of the balance of the Purchase Price in accordance with the terms and provisions of Section 3 of this Agreement;

(ii) delivery by Purchaser of an Assignment of Ground Lease, duly executed and acknowledged, assuming Purchaser’s interest in the Real Property;

(iii)	delivery by Purchaser of the duly executed Assignment and Assumption of Leases

Agreement;

(v)	delivery by Purchaser of the duly executed New Sub-Management Agreement;

(vi)	delivery by Purchaser of the duly executed New Facilities Management Agreement;

(vi)	delivery by Purchaser of the duly executed New Leasing Agreement;

(vii)	delivery by Purchaser of a settlement statement reasonably satisfactory to Seller setting forth all prorations required herein;

(viii)	in the event that Seller exercises the Equity Purchase Option pursuant to Section 19 below, Purchaser shall have delivered to Seller a fully executed counterpart of the LLC Agreement;

(viii)	delivery by Purchaser of a duly executed Assignment and Assumption of Interest, if required pursuant to Section 19 hereof, in the form attached hereto and incorporated herein by reference as Exhibit “19.5”;

(ix)	delivery by Purchaser of its counterpart of the parties’ written acknowledgement of the calculation of Base Property NOI as required in Section 10.5;

(x)	execution by Purchaser of such documents as are reasonably required by counsel for Seller or the Title Company to consummate the Closing;

(xi)	execution by Purchaser and the Title Company of the Seller Escrow Agreement; and

(xii)	delivery by Purchaser of an updated good faith estimate of the costs to be incurred by Purchaser with respect to clause (B) of Section 19.4(a)(i) no later than seven (7) business days prior to the Closing Date.

The failure of either Purchaser or Seller to fulfill their respective obligations under this Section 11 shall constitute a default under this Agreement.

12. TIME, PLACE AND EXPENSES OF CLOSING.

12.1 The Closing hereunder shall take place as set forth in Section 12.5 of this Agreement within thirty (30) days following the expiration of the Feasibility Period (the “Closing” or “Closing Date”). Seller shall have the right to extend the Closing Date by an additional thirty (30) days in order to identify physician investors for the equity purchase option described in Section 19 below upon prior written notice to Purchaser given no later than ten (10) business days prior to the originally scheduled Closing Date. Within three (3) business days after receipt of the foregoing written notice from Seller, Purchaser shall increase the Deposit by Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Closing Extension Deposit”). Such Closing Extension Deposit shall immediately become part of the Deposit and shall be held in accordance with Section 3.1 above.

12.2 Rents and other items of income and expenses for the Property will be prorated at the Closing effective as of the Closing Date as set forth in Section 16 below.

12.3 Seller shall pay the cost for the documentary stamps or other transfer taxes on the Quitclaim Deed, the cost of issuing the Title Commitment and standard Owner’s Title Insurance Policy, all transfer, assumption or waiver fees associated with the Ground Lease, the Master Lease, and any association, declarant or easement holder that holds any right in the Property, and the cost to record curative instruments. Purchaser shall pay the cost of recording the deed, its inspections, any expenses related to any mortgage or other financing obtained by Purchaser, and the costs of any endorsements to the Owner’s Title Insurance Policy, other than those endorsement required to cure any title defect or objection raised by Purchaser pursuant to Section 6 above. Except as otherwise specifically provided in this Agreement, all other costs, fees and expenses in connection with the transaction contemplated by this Agreement, other than the legal fees of each party’s counsel in negotiating, preparing, and closing this Agreement which shall be paid by each respective party, shall be split equally between the parties.

12.4 Both parties agree to execute and deliver at Closing such other documents and certificates as may be reasonably required by the parties’ counsel, the Title Company and the counsel of Purchaser’s lender(s) to properly consummate this transaction.

12.5 Escrow Closing. Closing shall occur through an escrow with Escrow Agent (the “Escrow”) established, in accordance with this Section 12.5, upon receipt by Escrow Agent of this Agreement executed by Seller and Purchaser.

12.5.1 Escrow. Upon receipt of the Agreement, Escrow Agent shall acknowledge the opening of Escrow and its agreement to act as the Escrow Agent hereunder by: (1) executing the Consent of Escrow Agent attached hereto; and (2) delivering a copy of the executed Consent to Seller and Purchaser.

12.5.2 Delivery of Documents. On or before the Closing Date, Purchaser shall deliver and Seller shall cause to be delivered to the Escrow Agent originals, undated but executed and acknowledged where required, of the closing documents (the “Closing Documents”) required to be delivered pursuant to this Agreement. In addition, Purchaser shall deliver, on or before the Closing Date, the balance of the Purchase Price, in immediately available federal funds, to be held by the Escrow Agent in an interest-bearing account satisfactory to Seller and Purchaser. In determining adjustments to the Purchase Price as provided herein, a preliminary closing statement will be prepared by the Escrow Agent at least three (3) business days prior to Closing, with the assistance of Seller and Purchaser, for determining the amount of funds Purchaser is required to be placed in escrow.

12.5.3 Term of Escrow. The Escrow Agent shall hold the Purchase Price and the Closing Documents in trust until receipt of Seller’s and Purchaser’s written instructions to close and deliver the Closing Documents together with a final closing statement signed by Purchaser and Seller (all as provided in Section 12.5.4 below).

12.5.4 Recordation and Release of Escrow Documents. Each of Seller and Purchaser shall provide to the Escrow Agent an authorization to proceed with Closing upon an executed final Closing Statement between Seller and Purchaser.

Upon receipt of the foregoing authorizations, the Escrow Agent shall promptly do the following:

(i) insert the Closing Date in the Closing Documents and record the Closing Documents which require recording in the appropriate recording offices;

(ii) disburse funds to Seller (and any excess funds to Purchaser) in accordance with the Closing Statement and any accompanying instructions;

(iii) deliver counterpart originals of the Closing Documents (and file-stamped copies of recorded documents) to Seller and Purchaser; and

(iv) issue the Owner’s Policy of Title Insurance in favor of Purchaser in the amount of the Purchase Price, subject only to the Permitted Exceptions and as otherwise required pursuant to this Agreement.

12.5.5 Termination of Escrow. If the Escrow terminates for failure of Closing to occur within one hundred twenty (120) days after the establishment of the Escrow, then absent a written agreement between Purchaser and Seller to extend the Escrow, this Agreement, together with the Escrow, shall terminate, the Closing Documents shall be returned to Seller (all of which shall be deemed null and void), the Purchase Price and Deposit shall be promptly returned to Purchaser, and neither Purchaser nor Seller shall have any further obligations or liabilities hereunder except for obligations specifically surviving termination of this Agreement.

12.5.6 Fees and Costs. All fees, costs and expenses incurred by Escrow Agent in administering the Escrow shall be paid as set forth in this Agreement; provided, however, Seller and Purchaser shall jointly and severally bear all costs and expenses of any legal proceedings arising out of the administration of the Escrow and the prevailing party in any such proceeding shall be entitled to the recovery of all reasonable attorneys’ fees and court costs from the non-prevailing party.

12.5.7 Provisions Concerning Escrow Agent. Upon distribution of the Closing Documents held by the Escrow Agent in accordance with the Escrow, the Escrow Agent shall be relieved and released from any further liability or obligation hereunder. In the event of a dispute arising out of the administration of the Escrow or as to the right of any of the parties in or to the Closing Documents or the disposition thereof, or in the event the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to take any action hereunder, so long as such disagreement continues or such doubt exists. The Escrow Agent shall not be or become liable in any way to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of competent jurisdiction; or (ii) all differences and all doubt shall have been resolved by agreement among all of the interested parties and the Escrow Agent shall have been notified thereof by written instrument signed by all such parties.

13. TERMINATION; DEFAULT; REMEDIES.

13.1 Except as otherwise set forth below, in the event this Agreement is terminated pursuant to the terms hereof, the Deposit plus interest shall be returned to Purchaser and the parties shall have no further obligations one to the other.

13.2 In the event of any material default on the part of Seller under this Agreement which continues for ten (10) days after receipt of written notice from Purchaser (except that no notice shall be required for default under any obligation to be performed at Closing), Purchaser shall have the right, as Purchaser’s sole exclusive remedy, to either (i) terminate this Agreement and obtain a refund of its Deposit plus interest, together with reimbursement of Purchaser’s actually incurred out of pocket costs in conjunction with the Agreement, up to a maximum of Seventy-Five Thousand and No/100 Dollars ($75,000.00); or (ii) bring an action for specific performance to cause Seller to convey the Property to Purchaser pursuant to the terms and conditions of this Agreement, and Seller shall have no additional liability for damages on account thereof.

13.3 In the event of any material default on the part of Purchaser under this Agreement which continues for ten (10) days after receipt of written notice from Seller (except that no notice shall be required for default under any obligation to be performed at Closing), Seller shall be entitled to terminate this Agreement and receive immediate full cash payment of the Deposit plus interest as liquidated damages and the parties hereto will have no further rights, duties or obligations to the other as a result of this Agreement. Retention of the Deposit shall be Seller’s sole and exclusive remedy hereunder in the event of such breach by Purchaser, and Seller hereby waives all other remedies, including specific performance.

14. RISK OF LOSS. Risk of loss to the Property or any part thereof shall remain with the Seller until the Closing Date.

15. COVENANTS OF SELLER PRIOR TO CLOSING. Seller covenants and agrees with Purchaser with respect to the Property that, from and after the Effective Date through the Closing, unless Purchaser’s prior written consent to any unpermitted action hereunder is first obtained, Seller will (except as specifically provided to the contrary herein):

15.1 Except as provided in this Agreement, not transfer any part of the Property or create on the Property any easements or mortgages which will survive the Closing or permit any changes to the zoning or other land use classification of the Land;

15.2 Not enter into any new contracts or other agreements (other than new Leases, which shall be governed by Section 10.3) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty upon the earlier of the Closing Date or within thirty (30) days after giving notice thereof);

15.3 Continue to insure, operate, maintain, repair and market and lease the Property in a manner consistent with Seller’s practices prior to the Effective Date;

15.4 Comply in all material respects with the terms of the Ground Lease, the Leases and Contracts and any easement or other agreements affecting the Property; and

15.5 Immediately provide Purchaser with copies of any notices to or from the Ground Lessor, a Tenant and any notice from any Tenant or Ground Lessor, any notices of default to or from any party to any Contract and any notices of violation or noncompliance with applicable law or condemnation or rezoning notices from any governmental authority.

16. PRORATIONS. Prorations shall be made as of the Closing Date.

16.1 Real Estate and Personal Property Taxes. Real estate and personal property taxes, if any, shall be prorated as of 12:01 A.M. of the Closing Date. In the event that the taxes for the year of the Closing are unknown, the tax proration will be based upon such taxes for the prior year and such taxes for the year of the Closing shall be reprorated and adjusted within sixty (60) days of the date when the tax bill for the year of the Closing is received and the actual amount of taxes is known. Seller shall be responsible for any retroactive increase, “recoupment” or similar taxes or assessments payable with respect to any time period prior to Closing. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period after Closing shall belong to Purchaser following the Closing.

16.2 Utilities and Insurance. Utility bills or charges, where applicable, shall be prorated as of 12:01 A.M. of the Closing Date. To the extent reasonably possible, Seller and Purchaser shall have utility meters read the day preceding the Closing Date and Seller shall be responsible for paying all utility bills or charges which accrued against the Property prior to 12:01 A.M. of the Closing Date, and Purchaser shall be required to pay all utility bills accruing against the Property on or subsequent to 12:01 A.M. of the Closing Date, with any charge for which a reading could not be made as of the day preceding the Closing Date being prorated as of 12:01 A.M. of the Closing Date using an estimate based on the most recent reading for such utility, subject to readjustment upon receipt of actual bills. Purchaser shall secure its own insurance on the Property as of the Closing Date, and Seller shall cancel all existing insurance policies as of the Closing Date. Purchaser and Seller shall, before and after the Closing, reasonably cooperate with each other in connection with this Section 16.2.

16.3 Income and Expenses. The parties agree that, except as otherwise specifically stated elsewhere in this Agreement, all income and expenses (including, without limitation, owners’ association or similar dues, fees and assessments) of the Property are intended to be prorated as of 12:01 A.M. of the Closing Date. Purchaser shall be deemed the owner of the Property, for the purpose of such calculation, for the entire Closing Date. Income shall include all revenue of Seller derived from the operation of the Property, including all rents and pass-throughs collected from Tenants. Expenses shall include all expenses from the operation of the Property. Income shall appear on the closing statement as a credit to Purchaser. Expenses actually paid by Seller prior to the Closing in payment for a period subsequent to the Closing shall appear on the closing statement as a credit to Seller.

16.4 Rents. Notwithstanding anything to the contrary in Section 16.3 above, rents under the Leases (collectively, “Rents”), shall be addressed in the manner set forth in this Section 16.4. Purchaser will receive a credit at Closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Purchaser shall cooperate with Seller after the Closing Date to collect any rent under the Leases which has accrued as of the Closing Date; provided, however, Purchaser shall not be obligated to sue any tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Purchaser for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.

16.5 Security Deposits. All security deposits, Tenant deposits for construction work and prepaid Rent, if any, including, without limitation, transferable letters of credit held by or under the control of Seller, as required by the Leases and set forth on Exhibit “1.4” or for Leases entered into prior to Closing, shall be paid or credited to Purchaser as of the Closing Date, and Purchaser shall, with respect to all matters arising or accruing after the Closing, assume all liability therefor. Seller shall not further offset all or any portion of such security deposits or prepaid Rent Subsequent to the Closing Date, Seller shall use commercially reasonable efforts (i.e., having the requisite transfer documentation at the Closing and, within five (5) business days after Closing, paying any applicable transfer fee) to effectuate the transfer of any letters of credit deposited by Tenants as security for their obligations under any of the applicable Leases and, if necessary, as a result of a default by such Tenant between the Closing Date and such transfer, to cooperate with Purchaser to make a demand on the issuing bank to draw on the letter of credit.

16.6 Leasing Commissions, Tenant Improvements, and Other Concessions. All unpaid Lease commissions, tenant improvement costs, and other concessions, including but not limited to all Lease related costs, free rent, moving allowances, and cash payments (collectively, the “Leasing Costs”) (except for Master Lease Future Leasing Costs), incurred by Seller in connection with the Master Lease or any Leases executed before the Effective Date shall be the responsibility of Seller and shall be paid or credited to Purchaser at the Closing; provided, however, that Purchaser shall assume at Closing any Leasing Costs related to Leases executed after the Effective Date as well as all Master Lease Future Leasing Costs (“Purchaser’s Assumed Leasing Costs”).

16.7 Sales Tax. Seller agrees to pay to the appropriate taxing authority sales tax collected by Seller in connection with Rent received by Seller under the Leases for the month in which the Closing occurs promptly after the Closing and to provide written proof of same to Purchaser within forty five (45) days after the Closing (or the date Seller actually receives any Delinquent Rent). Seller hereby defends, indemnifies and holds Purchaser harmless from and against any and all suits, claims, liabilities and expenses for any tax, levy, assessment or surcharge relating to the Leases prior to the proration date.

16.8 Operating Expense Reconciliations. To the extent that tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Seller shall be responsible for the CAM reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Purchaser shall be responsible for the CAM reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based on an estimate for the year of Closing, a post close “true up” will be performed for the actual expense to determine Seller and Purchaser obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM “true up” necessary to the extent that any Lease provides for a “true up”.

16.9 Calculation / Re-prorations. Seller shall prepare and deliver to Purchaser no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Purchaser, Purchaser shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statement to Purchaser. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Purchaser shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Purchaser disputes and the parties shall attempt in good faith to reconcile any differences with the assistance of the Escrow Agent not later than one (1) day before the Closing Date; provided, however, that nothing in the preceding sentence shall serve to delay the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available (provided, however, that Seller and Purchaser shall complete their respective CAM reconciliations and make such final adjustment for CAM Charges no later than April 1, 2011), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

16.10 Indemnification. Purchaser and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

16.11 Survival. The provisions of this Section 16 shall survive the Closing under this Agreement until April 1, 2011.

17. NOTICES. All notices, demands and requests and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered when received, if delivered in person, by a nationally recognized overnight delivery service (such as UPS or Federal Express) or by telecopier or e-mail, or the earlier of when actually received or forty-eight (48) hours after the deposit thereof in a regularly maintained receptacle for the United States mail, registered or certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses:

Purchaser:

c/o Grubb & Ellis Equity Advisors

1551 North Tustin Avenue, Suite 300

Santa Ana, California 92705

Attention: Danny Prosky

Phone: 714-667-8252

Fax: 714-667-6860

E-mail:

With a copy to:

Gregory Kaplan, PLC

7 East Second Street
Richmond, Virginia 23224
Attn: Joseph J. McQuade
Telephone: (804) 916-9027
Facsimile: (804) 916-9127
E-mail: jmcquade@gregkaplaw.com

Seller:

c/o The DASCO Companies, LLC

11360 Jog Road, Suite 200

Palm Beach Gardens, Florida 33418

Attention: Malcolm Sina

Phone: 561-691-9900

Fax: 561-622-2622

E-mail: msina@dascomed.com

With a copy to:

Thomas K. Pierce, P.A.

11360 Jog Road, Suite 200

Palm Beach Gardens, Florida 33418

Attention: Thomas K. Pierce, Esq.

Phone: 561-691-9900

Fax: 561-622-2622

E-mail: tpierce@dascomed.com

18. FIRE OR OTHER CASUALTY; CONDEMNATION.

18.1 Fire or Other Casualty. If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of Fifty Thousand and No/100 Dollars ($50,000.00) to repair, or take longer than one hundred eighty (180) days to repair (as determined by an insurance adjuster selected by the insurance carriers), it shall constitute a “material adverse change” to the Property allowing Purchaser to terminate this Agreement by giving Seller written notice within ten (10) days after such determination. If Purchaser does not elect to terminate this Agreement with respect to the Property, or the cost of repair is determined by said adjuster to be less than Fifty Thousand and No/100 ($50,000.00) and the time necessary to repair such damage is less than one hundred eighty (180) days, then the Closing shall take place as herein provided with a credit against the Purchase Price equal to the cost to repair such damage and the cost of rent replacement, if disrupted; provided that in the event of any uninsured loss, the credit for the cost to repair the damage will not exceed Fifty Thousand and No/100 ($50,000.00).

18.2 Condemnation. If any portion of the Property is taken in eminent domain proceedings after the Effective Date and prior to the Closing such that Purchaser would reasonably expect to be unable to operate the Property as it is presently operated, or if, as a result thereof, any Tenant would be entitled to terminate its Lease, it shall constitute a “material adverse change” to the Property allowing either party to terminate this Agreement by giving the other written notice within ten (10) days after such determination. If neither party elects to terminate this Agreement with respect to the Property or if the taking does not constitute a “material adverse change”, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, all of Seller’s right, title and interest in and to all condemnation awards paid or payable to Seller.

19. EQUITY PURCHASE OPTION.

19.1 Grant of Option; Physician Investors.

(a) Purchaser hereby grants to Seller an irrevocable option to purchase (the “Equity Purchase Option”) at Closing up to twenty-five percent (25%) of the membership interests (the “Equity Interests”) in Purchaser’s assignee (“Grubb SPE”). Seller shall form a new limited liability company (“NewCo”) which shall be managed by Seller for so long as NewCo owns any Equity Interests, and the Equity Interests shall be purchased by NewCo.

(b) From and after the Effective Date through the Closing Date, Seller shall have the right to sell membership interests in NewCo to physician tenants of the Property. Seller shall be responsible at its sole cost and expense for complying with all applicable laws, rules and regulations, including but not limited to securities laws, rules and regulations, in connection with selling membership interests in NewCo. All materials distributed by Seller or its employees, agents, or affiliates in connection with the sale of membership interests in NewCo shall clearly state that either Seller or NewCo is the offeror of the membership interests, and shall expressly state that neither Purchaser, Grubb SPE, nor any of their affiliates are offering the membership interests for sale. Seller agrees to, and agrees to cause NewCo to, indemnify and hold Purchaser and Grubb SPE, and the affiliates, members, officers, directors, and employees of Purchaser and Grubb SPE (collectively, “Purchaser Indemnified Parties”) harmless from and against any suit, claim, demand, liability, cost or expense asserted against any of the Purchaser Indemnified Parties (including, without limitation, and by way of example only, reasonable attorney’s fees, disbursements and amounts paid in settlement of claims) arising out of the sale of membership interests in NewCo.

19.2 Exercise of Option. Seller may, in its sole and absolute discretion, elect to exercise the Equity Purchase Option by delivering written notice (“Option Exercise Notice”) to Purchaser at least ten (10) business days prior to Closing. The Option Exercise Notice shall specify the amount of Equity Interests Seller elects to purchase. If an Option Exercise Notice is not given to Purchaser by Seller on or before the Closing Date, the Equity Purchase Option shall automatically terminate and be of no further force and effect. The sale of any Equity Interests shall in all events be subject to the Closing on the Property under this Agreement. In the event that Closing does not occur under this Agreement for any reason, the Equity Purchase Option and any Option Exercise Notice shall be null and void and of no further force and effect.

19.3. Limited Liability Company Agreement. Purchaser and Seller (or Seller’s designated affiliate) shall endeavor, within ten (10) days following the Effective Date, to negotiate in good faith and enter into a limited liability company agreement for Grubb SPE (“LLC Agreement”) which shall be utilized in the event that Seller exercises its Equity Purchase Option. It is currently contemplated that Grubb SPE will have only one member in addition to NewCo, which member shall be an affiliate of Purchaser (“Grubb Member”). The LLC Agreement shall provide, inter alia, that:

(a) Grubb SPE shall be manager-managed;

(b) The Grubb Member or its designee shall be the manager of Grubb SPE, and NewCo shall be a passive member of Grubb SPE with no management, control, or voting rights whatsoever, except for any voting rights which may be required by law; and

(c) In the event that Grubb SPE elects to encumber the Property with a loan, NewCo shall receive its pro rata share of any debt proceeds. In the event of such financing, NewCo shall have the right to purchase additional membership interests in Grubb SPE based on the Equity Interest Purchase Price set forth in Section 19.4 below, up to an amount by which in the aggregate NewCo owns no more than 25% of the membership interests in Grubb SPE.

19.4 Equity Interest Purchase Price; Property Purchase Price.

(a) For each one percent (1%) membership interest in Grubb SPE that is acquired by NewCo, the purchase price for the Equity Interests (the “Equity Interest Purchase Price”) shall be calculated as follows:

(i) At Closing, the Equity Interest Purchase Price shall be equal to the sum of: (A) one percent (1%) of the Purchase Price; (B) one percent (1%) of all closing costs, fees, expenses and prorations which are payable by Purchaser at Closing; and (C) one percent (1%) of Purchaser’s Assumed Leasing Costs. Within ten (10) business days following the Effective Date, Purchaser shall provide notice to Seller of a good faith estimate of the total costs anticipated to be incurred by Purchaser with respect to clause (B) of this Section 19.4(a)(i). No later than seven (7) business days prior to the Closing Date, Purchaser shall provide notice to Seller of an updated good faith estimate of the costs to be incurred Purchaser with respect to clause (B) of this Section 19.4(a)(i).

(ii) After Closing, the Equity Interest Purchase Price shall be equal to the sum of: (A) one percent (1%) of the Purchase Price; (B) one percent (1%) of all closing costs, fees, expenses and prorations which were paid by Purchaser at Closing; (C) one percent (1%) of the amount of any Earn-Out Payments made to Seller as described in Section 10.5; and (D) one percent (1%) of all Leasing Costs which were assumed by Purchaser at Closing or which subsequently became the responsibility of Purchaser.

(b) Notwithstanding anything set forth in Section 3 to the contrary, in the event that Seller exercises the Equity Purchase Option in accordance with this Section 19, Seller may elect to cause its Equity Interest Purchase Price to be paid by the contribution of an equivalent amount of the Property to Grubb SPE (with the value of such contribution to be determined using 1% of full original Purchase Price as the value of each 1% so contributed, in which case the Purchase Price to be paid by Purchaser under Section 3 shall be reduced by an amount equal to the Equity Interest Purchase Price owed by NewCo for such Equity Interests; provided that Purchaser determines to its reasonable satisfaction that such structuring of the Purchase Price does not adversely impact Purchaser or Grubb SPE.

19.5 Transfer of Equity Interest. Provided the requirements set forth in this Section 19 are timely satisfied, Grubb Member shall sell, transfer, assign and convey the Equity Interests to NewCo pursuant to the terms set forth in the form Assignment of Interest attached hereto and incorporated herein by reference as Exhibit “19.5”. The sale of any Equity Interests shall in all events be subject to the Closing on the Property under this Agreement. In the event that Closing does not occur under this Agreement for any reason, the Equity Purchase Option and any Option Exercise Notice shall be null and void and of no further force and effect.

19.6 Earn-Out Payments. As a condition to the purchase of any Equity Interests by NewCo, in the event any Earn-Out Payments are made to Seller as described in Section 10.5, Seller agrees that it shall cause NewCo to make such capital contributions to Grubb SPE as may be required to maintain Seller’s pro rata share of its Equity Interests in Grubb SPE. If NewCo is unable or unwilling to make such capital contributions referenced in the preceding clause, NewCo shall accept a pro rata reduction in its Equity Interests based on the payment of such Earn-Out Payment by Grubb Member on behalf of Purchaser.

19.7 Call Rights. The LLC Agreement shall provide that Grubb Member or its assignee has the right and option (the “Call”) to require NewCo to sell to Grubb Member or its assignee the entire membership interest of NewCo in Grubb SPE. The Call may be exercised:

(a)	In the event that the Property is sold;

(b)	In the event that Grubb SPE, Grubb & Ellis Healthcare REIT II Holdings, LP, and/or Grubb & Ellis Healthcare REIT II, Inc. is recapitalized; and

(c)	At the election of Grubb Member or its assignee on the fifth (5th) anniversary of the Closing Date, and on each anniversary of the Closing Date thereafter.

The Call may be exercised by Grubb Member or its assignee providing at least sixty (60) days’ prior written notice (the “Call Notice”) in the case of (a) and (b) above, and at least ninety (90) days’ prior written notice in the case of (c) above. The purchase price payable for NewCo’s membership interest in connection with the Call shall be the fair market value of the membership interest as of the date of the Call Notice (the “Call Purchase Price”), as mutually agreed upon by the parties within ten (10) business days’ after the date of the Call Notice. If the parties cannot mutually agree on the Call Purchase Price within the foregoing ten (10) business day period, a three-appraiser method shall be utilized, as set forth in the LLC Agreement to be agreed upon during the Feasibility Period.

19.8 Survival. The provisions of this Section 19 shall survive Closing.

20. INTENTIONALLY DELETED.

21. COMPLETE AGREEMENT. This Agreement embodies the complete agreement between the parties hereto and cannot be varied or terminated except by the written agreement of the parties.

22. EXPIRATION. This Agreement shall be of no force or effect unless executed by both parties on or before 5:00 p.m., EDT, on April 26, 2010.

23. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and assigns. Upon written notice to Seller at least ten (10) days prior to Closing, Purchaser shall have the right to assign this Agreement to any party under common ownership or control with Purchaser or which is under common ownership or control of Grubb & Ellis Healthcare REIT II, Inc. a Maryland corporation, and no consent on the part of Seller shall be required for such assignment, provided however, that any such assignment shall not relieve Purchaser of its liabilities and obligations hereunder. No other assignment of this Agreement by Purchaser shall be permitted without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.

24. COMMISSIONS. Purchaser and Seller each represent, warrant and covenant to the other that they have not entered into any agreement, incurred any obligation or know of any facts which might result in an obligation for any party to pay a sales or brokerage commission or finder’s fee for this transaction, except for Shattuck Hammond Partners. Any amounts payable to Shattuck Hammond Partners shall be the sole responsibility of Seller. Each party hereby indemnifies and agrees to hold the other harmless for any loss, cost, liability or expense (including, without limitation, reasonable attorney’s fees) incurred by such party as a result of a breach of this Section. This provision will survive Closing or any termination of this Agreement.

25. ATTORNEY’S FEES. In the event of any litigation between the parties to enforce any provision or right under this Agreement, the unsuccessful party covenants and agrees to pay to the successful party all costs and expenses including, but not limited to, reasonable attorney’s fees incurred by such party in connection with the litigation. This provision will survive Closing or any termination of this Agreement.

26. TIME. Time is of the essence of this Agreement.

27. DATES. If the final day of a period or date of performance under this Agreement falls on a Saturday, Sunday or legal holiday, then the final day of the period or the date of performance shall be deemed to fall on the next day which is not a Saturday, Sunday or legal holiday.

28. COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

29. GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the internal laws of the State of Idaho.

30. CONFIDENTIALITY. Purchaser and Seller hereby agree and covenant that they each will maintain the confidentiality of this Agreement and its terms and conditions by assuring that, except as required by law, this Agreement and its terms and conditions will not be viewed by, or otherwise conveyed in any manner to, a third party other than legal counsel or an employee or agent of Purchaser from whom advice is required in connection with the sale and purchase of the Property and who also agrees to maintain the confidentiality of this Agreement and its terms and conditions. This provision will survive Closing or any termination of this Agreement.

31. “AS-IS”. Purchaser acknowledges that Seller has not investigated and does not warrant or represent to Purchaser that the Property is fit for the purposes intended by Purchaser or for any other purpose or purposes whatsoever, and Purchaser acknowledges that the Property is to be conveyed to Purchaser “as-is” in its existing condition on and as of the Closing Date. Purchaser will be solely responsible for any and all actions, permits, approvals and costs required for the development, occupancy and operation of the Property after the Closing and in accordance with applicable governmental authorities. Purchaser is buying the Property based solely on its own investigation, inspection, and evaluation and, except as specifically contained herein, neither Seller or any agent of Seller has made any representation or warranty, express or implied, concerning the Property or which induced Purchaser to execute this Agreement, any other representations and warranties are hereby expressly disclaimed by Seller. This provision shall survive Closing.

32. APPROVALS DURING FEASIBILITY PERIOD. Whenever this Agreement provides that the parties will negotiate, agree and/or approve the terms of certain documents or issues prior to the expiration of the Feasibility Period, both parties agree to negotiate such documents or issues in good faith. If the parties can not agree on the terms of such documents or issues by the end of the Feasibility Period, either party may terminate this Agreement by giving written notice to the other prior to the expiration of the Feasibility Period. In that event, the Deposit plus interest will be returned to Purchaser as full liquidated damages and neither party shall have any further rights, duties or obligations to the other as a result of this Agreement with the exception of any provisions hereof which specifically survive termination pursuant to their terms.

33. COOPERATION WITH S-X 3-14 AUDIT. Seller acknowledges that Purchaser intends to assign all of its rights, title and interest in and to this Agreement. The assignee may be affiliated with a publicly registered company (“Registered Company”) promoted by Purchaser. Seller acknowledges that it has been advised that if the purchaser is affiliated with a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller covenants agrees to provide the assignee with the following during the Feasibility Period and for one (1) year thereafter: (i) access to bank statements for the Audited year and stub period; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period; (v) cash receipts schedule for each month in the Audited Year and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; (xii) signed representation letter in the form attached hereto as Exhibit “34-A” (“Representation Letter”), and (xiii) to the extent necessary a signed audit inquiry letter in the form attached hereto as Exhibit “34-B”(“Audit Inquiry Letter”). Within five (5) business days prior to Closing, Seller agrees to deliver to Purchaser a signed Representation Letter, signed Audit Inquiry Letter, and executed letter from Seller’s attorney in response to the Audit Inquiry Letter (“Audit Letter”), and such deliveries shall be a condition to Closing under Section 11 above. The form and substance of the Audit Letter shall be reasonably acceptable to Purchaser. The provisions of this Section 33 shall survive Closing.

34. PURCHASER’S DISCLOSURES. Seller acknowledges that Purchaser is the subsidiary of a Real Estate Investment Trust (“REIT”) and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Purchaser may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation after Closing. This provision will survive Closing or any termination of this Agreement.

35. SELLER ESCROW. Seller and Purchaser agree that on the Closing Date, Seller shall deliver to Escrow Agent a deposit in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Seller Escrow”). The Seller Escrow shall be held in an insured, interest-bearing account with interest accruing for the benefit of Seller. For purposes of this Agreement the term “Seller Escrow” shall include any and all interest earned thereon. The Escrow Agent shall hold the Seller Escrow in accordance with the escrow agreement attached hereto as Exhibit “35” (the “Seller Escrow Agreement”), for a period beginning on the Closing Date and continuing until the date that is one (1) year after the Closing Date. After the expiration of the foregoing period, the Escrow Agent shall immediately release the Seller Escrow to Seller unless Escrow Agent shall have received prior to the expiration of such one (1) year period a written notice from Purchaser that such funds are in dispute due to a breach by Seller of the terms of this Agreement or a breach by Seller under the documents to be signed at Closing, and in such event the Escrow Agent shall hold the Seller Escrow until Escrow Agent receives escrow instructions signed by both Seller and Purchaser or a court of competent jurisdiction authorizes the release. The provisions of this section shall survive Closing and shall not merge into the deed conveying title to the Property to Purchaser.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this document on the dates written below.

SELLER:

CNL RETIREMENT DAS POCATELLO ID, LP,
a Delaware limited partnership

By: CNL Retirement DAS Pocatello ID GP, LLC,
a Delaware limited liability company,
its sole general partner

By: The DASCO Companies, LLC,

a Florida limited liability company,

manager of sole general partner

By: /s/ Malcolm S. Sina
Name: Malcolm S. Sina
Title: Authorized Representative
Date: 4/23/2010

PURCHASER:

GRUBB & ELLIS EQUITY ADVISORS, LLC,

a Delaware limited liability company

By: /s/ Michael Rispoli
Name: Michael Rispoli
Title: Chief Financial Officer